EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8, of our report dated September 30, 2021, which includes an explanatory paragraph relating to Energy and Water Development Corp.’s ability to continue as a going concern, relating to the consolidated financial statements of Energy and Water Development Corp., appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ WithumSmith+Brown, PC

Orlando, Florida

October 28, 2022

WithumSmith+Brown, PC 200 South Orange Avenue, Suite 1200, Orlando, Florida 32801-3400 T (407) 849 1569 F (407) 849 1119 withum.com

AN INDEPENDENT MEMBER OF HLB - THE GLOBAL ADVISORY AND ACCOUNTING NETWORK